BANK RATE MODE COVENANTS AGREEMENT

among

AGL RESOURCES INC.,
as Guarantor,

PIVOTAL UTILITY HOLDINGS, INC.,
as Company,

The Several Purchasers
from Time to Time Parties Hereto,

and

SUNTRUST BANK
as Administrative Agent,

Dated as of February 26, 2013

Table of Contents

ARTICLE I	DEFINITIONS	1

1.01.	Certain Defined Terms	1
1.02.	Computation of Time Periods	12
1.03.	Construction	12
1.04.	Incorporation of Certain Definitions by Reference	12
1.05.	Accounting Terms and Determinations	12
1.06.	Relation to Other Documents; Acknowledgment of Different Provisions of Related Documents; Incorporation by Reference	13

ARTICLE II	PURCHASE OF BONDS AND FEES	13

2.01.	Purchase of Bonds	13
2.02.	Fees	14

ARTICLE III	COMPANY PAYMENT OBLIGATIONS AND GUARANTY	14

3.01.	Payment Obligations	14
3.02.	Default Interest	16
3.03.	Guarantee	16

ARTICLE IV	CONDITIONS PRECEDENT TO PURCHASE OF BONDS	19

4.01.	Documentary Conditions Precedent to Purchase of Bonds	19
4.02.	Other Matters	21
4.03.	Payment of Fees and Expenses	21

ARTICLE V	REPRESENTATIONS AND WARRANTIES	21

5.01.	Financial Condition	21
5.02.	No Change	22
5.03.	Existence; Compliance with Law	22
5.04.	Power; Authorization; Enforceable Obligations	22
5.05.	No Legal Bar	22
5.06.	Litigation	22
5.07.	No Default	23
5.08.	Ownership of Property; Liens	23
5.09.	Intellectual Property	23
5.10.	Taxes	23
5.11.	Federal Regulations	23
5.12.	ERISA	24
5.13.	Investment Company Act; Other Regulations	24
5.14.	Subsidiaries	24
5.15.	Use of Proceeds	24
5.16.	Environmental Matters	25

5.17.	Full Disclosure	25
5.18.	Solvency	26
5.19.	Status of Loans and Guarantee	26
5.20.	OFAC	26
5.21.	PATRIOT Act	26

ARTICLE VI	AFFIRMATIVE COVENANTS	27

6.01.	Financial Statements	27
6.02.	Certificates; Other Information	27
6.03.	Payment of Taxes	28
6.04.	Maintenance of Existence; Compliance	28
6.05.	Maintenance of Property; Insurance	28
6.06.	Inspection of Property; Books and Records; Discussions	28
6.07.	Notices	29
6.08.	Environmental Laws	30
6.09.	Maintenance of Ownership	30
6.10.	OFAC, PATRIOT Act Compliance	30

ARTICLE VII	NEGATIVE COVENANTS	30

7.01.	Financial Condition Covenant	30
7.02.	Liens	31
7.03.	Fundamental Changes	32
7.04.	Disposition of Property	33
7.05.	Restricted Payments	33
7.06.	Intentionally Omitted	33
7.07.	Investments	33
7.08.	Negative Pledge Clauses	34
7.09.	Clauses Restricting Subsidiary Distributions	35
7.10.	Lines of Business and Hedge Activities	35

ARTICLE VIII	EVENTS OF DEFAULT; REMEDIES	36

8.01.	Events of Default	36
8.02.	Consequences of an Event of Default	38
8.03.	Rights and Remedies Cumulative; Non Waiver; etc	38
8.04.	Application of Funds	39

ARTICLE IX	THE ADMINISTRATIVE AGENT	39

9.01.	Appointment, Powers and Immunities	39
9.02.	Reliance by Administrative Agent	40
9.03.	Defaults	41
9.04.	Rights as a Purchaser	41
9.05.	Reimbursement	41
9.06.	Non Reliance on Administrative Agent and Other Purchasers	41
9.07.	Failure to Act	42

ii

9.08.	Resignation of Administrative Agent	42
9.09.	No Other Duties, Etc	43
9.10.	Administrative Agent May File Proofs of Claim	43

ARTICLE X	INDEMNIFICATION	43

10.01.	Payment of Expenses; Indemnity; Damage Waiver	43

ARTICLE XI	MISCELLANEOUS	45

11.01.	Patriot Act Notice	45
11.02.	Amendments and Waivers; Enforcement	45
11.03.	Setoff; Sharing of Payments by Purchasers	46
11.04.	No Implied Waiver; Cumulative Remedies	47
11.05.	Notices	47
11.06.	No Third Party Rights	47
11.07.	Severability	47
11.08.	GOVERNING LAW	47
11.09.	Submission To Jurisdiction; Waivers	48
11.10.	WAIVER OF JURY TRIAL	48
11.11.	Prior Understandings	48
11.12.	Counterparts	48
11.13.	Assignability	49
11.14.	Headings	49
11.15.	Electronic Signatures	49
11.16.	Termination	49
11.17.	Confidentiality	49

iii

BANK RATE MODE COVENANTS AGREEMENT

This Bank Rate Mode Covenants Agreement, dated as of February 26, 2013 (this “Agreement”), by and among PIVOTAL UTILITY HOLDINGS, INC., a New Jersey corporation (the “Company”), AGL RESOURCES INC., a Georgia corporation (“Holdings”), the several financial institutions from time to time party to this Agreement, as purchasers (the “Purchasers”), and SUNTRUST BANK, a Georgia banking corporation, as administrative agent for the Purchasers as provided herein (the “Administrative Agent”), with SunTrust Robinson Humphrey, Inc., as Lead Arranger and Placement Agent (the “Arranger”).

RECITALS

The tax exempt bonds described on Exhibit A attached hereto (the “Bonds”) have been issued to provide for the refunding of outstanding bonds previously issued to finance certain facilities of the Company.  Each Purchaser has agreed to purchase the Bonds, on the condition that the Company and Holdings enter into this Agreement.

Now, therefore, to induce the Purchasers to purchase the Bonds, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company, Holdings, the Administrative Agent and the Purchasers hereby agree as follows:

ARTICLE I

      DEFINITIONS

1.01. Certain Defined Terms.  In addition to the terms defined in the recitals and elsewhere in this Agreement and the Indentures (as defined below), the following terms shall have the following meanings:

“2013 NJEDA Bond Purchase Agreement” means the Bond Purchase Agreement, dated as of March 25, 2013, among the Purchasers, the Company and the New Jersey Economic Development Authority.

“2013 NJEDA Bonds” means the $40,000,000 New Jersey Economic Authority Gas Facilities Refunding Revenue Bonds (Pivotal Utilities Holdings, Inc. Project), Series 2013.

“Administrative Agent” means SunTrust Bank, in its capacity as administrative agent hereunder, and any successor in such capacity pursuant to Section 9.08 hereof.

“Affiliate” means as to any Person, any other Person that directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person.  For purposes of this definition, “Control” means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, neither the Administrative Agent nor any Purchaser shall be deemed an “Affiliate” of any Group Member.

“AGL Capital” means AGL Capital Corporation, a Nevada corporation.

“AGL Capital Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of November 10, 2011 by and among AGL Capital, Holdings, the financial institutions from time to time party thereto as “Lenders”, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto.

“Assets” means with respect to any Person, all or any part of its business, property and assets wherever situated.

“Beneficial Owner” has the meaning set forth in each Indenture.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bond Documents” means the Bonds, the Indentures and the Loan Agreements.

“Bondholder” has the meaning set forth in each Indenture; provided that in the event that any Bonds are subject to a Book-Entry System, the term “Bondholder” shall include the Beneficial Owner of any such Bond.

“Bond Service Charges” means, as set forth in each Indenture, for any period of time, the principal of and interest on the applicable Bonds for that period or payable at that time whether due on an Interest Payment Date (as defined in each Indenture), at maturity, upon redemption, or upon acceleration.

“Brevard Bonds” means the Bonds issued by Brevard County.

“Business” is defined in Section 5.16(b).

“Business Day” means a day which is not (a) a Saturday, Sunday or legal holiday on which banking institutions in Atlanta, Georgia, or in the state where the principal corporate trust office of the Trustee is located, are by authorized law to close, (b) a day on which the New York Stock Exchange or the Federal Reserve Bank is closed or (c) a day on which the principal office of the Administrative Agent is closed.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including, but not limited to, mandatorily convertible securities, trust preferred securities, hybrid equity securities and preferred stock), any and all equivalent ownership interests in a partnership, limited liability company or other Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Purchaser or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Purchaser or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Purchaser or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued; and provided further that, as to any Purchaser seeking reimbursement or compensation hereunder with respect to either of clause (x) or (y) immediately above, such Purchaser shall only be so reimbursed or compensated to the extent that such Purchaser is then generally seeking reimbursement or compensation in respect of credit transactions entered into on or after the date hereof similar to the transactions contemplated hereby from borrowers similarly situated to the Company to the extent such Act, or any such request, rule, guideline or directive, as the case may be, is applicable thereto.

“Closing Date” means March 25, 2013, with respect to the NJEDA Bonds and February 26, 2013 with respect to the Brevard Bonds.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute thereto.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with AGL Capital within the meaning of Section 4001 of ERISA or is part of a group that includes AGL Capital and that is treated as a single employer under Section 414 of the Code.

“Company” has the meaning given that term in the preamble hereto.

“Company Purchase Date” means September 25, 2018, with respect to the NJEDA Bonds and August 26, 2018 with respect to the Brevard Bonds.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Net Worth” means as of any date, the shareholders’ equity or net worth of Holdings and the other Group Members (including, but not limited to, the value of all Capital Stock, noncontrolling interests, accumulated other comprehensive income or loss component of shareholders’ equity (“AOCI”) and other equity accounts; but excluding AOCI items recorded in accordance with GAAP and related to any non-cash pension, other post-retirement benefits liability adjustments and accounting adjustments for hedges designated as cash flow hedges, which have not yet settled and for which Holdings and other Group Members have not funded required margin account cash collateral amounts), on a consolidated basis, as determined in accordance with GAAP except as otherwise noted above.

“Consolidated Total Debt” means at any date, the aggregate principal amount of all Indebtedness of Holdings and the other Group Members at such date (excluding Indebtedness of the type described in clause (k) of the definition of the term Indebtedness), determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means the directors of Holdings on November 10, 2011, and each other director, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate” means, for any day, a rate of interest per annum equal to (a)  in the case of the principal amount of any Bond, the sum of the interest rate then payable on such Bond plus 2.00% and (b) in the case of any other Obligation, the sum of the Base Rate in effect on such day plus 1.00%.

“Determination of Taxability” with respect to a Series of Bonds, has the meaning set forth in the Indenture for such Series of Bonds.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$” means dollars in lawful currency of the United States.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both has been satisfied.

“Fee Letter” means the fee letter agreement among Holdings, the Company and the Arranger, dated November 15, 2012.

“GAAP” means those accounting principles, standards and practices generally accepted in the United States as in effect from time to time, subject to Section 1.05.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means the collective reference to Holdings, AGL Capital and their respective Subsidiaries, including the Company.

“Guarantee” means the guarantee of the Obligations provided by Holdings pursuant to Section 3.03 of this Agreement.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by AGL Capital in good faith.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and all commodity price protection agreements, or any other hedging arrangements.

“Holdings” has the meaning given that term in the preamble hereto.

“Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by Holdings or the Company, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by Holdings or AGL Capital or any Subsidiaries, (ii) that have been formed for the purpose of issuing such securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of Holdings or AGL Capital or any Subsidiary, and (B) payments made from time to time on the subordinated debt.

“ICC Permitted Investment” means any investment permitted by subsection (a) of Section 340.50 of the rules of the Illinois Commerce Commission.

“Indebtedness” of any Person at any date, without duplication, means (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that are not more than 90 days past due unless being contested in good faith and for which any reserves required by GAAP have been provided), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease (within the meaning of GAAP) obligations of such Person, (f) all Securitization Facility Attributed Debt, (g) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (h) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (k) all obligations of such Person in respect of Hedge Agreements and (l) without duplication of any of the foregoing categories, all Off-Balance Sheet Liabilities.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor under applicable law, contract or otherwise as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  Notwithstanding the foregoing, obligations of any Person with respect to Park and Loan Transactions shall not be considered Indebtedness.

“Indenture” means with respect to each Series of Bonds, the indenture of trust between the applicable Issuer and the applicable Trustee pursuant to which such Bonds are issued and secured.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Initial Bank Rate Period” has the meaning given that term in each Indenture.

“Investments” is defined in Section 7.07.

“Lien” means any mortgage, pledge, lien, hypothecation, security interest or other charge, encumbrance, or other arrangement in the nature of a security interest in property to secure the payment or performance of Indebtedness or other obligations of any Person; provided, however, the term “Lien” shall not mean any easements, rights-of-way, zoning restrictions, leases, sub-leases, licenses, sublicenses, other restrictions on the use of property, defects in title to property or other similar encumbrances.

“LIBOR” has the meaning given that term in the Indentures.

“Loan” means each loan by the applicable Issuer to the Company of the proceeds received from the sale of the applicable Series of Bonds.

“Loan Agreement” means, with respect to each Loan, the loan agreement between the applicable Issuer and the Company.

“Loan Parties” means the Company and Holdings.

“Loan Payment Date” means any date on which any Bond Service Charges are due and payable on the Bonds.

“Loan Payments” means the amounts required to be paid by the Company in repayment of the applicable Loan pursuant to the applicable Loan Agreement.

“Mandatory Tender Date” means September 25, 2018, with respect to the NJEDA Bonds and August 26, 2018 with respect to the Brevard Bonds, being each date on which such applicable Bonds are subject to mandatory tender for purchase on the Company Purchase Date pursuant to Section 4.01 of each Indenture.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of Holdings and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Related Documents or the rights or remedies of the Administrative Agent or the Purchasers hereunder or thereunder.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Material Subsidiaries” means, collectively, Atlanta Gas Light Company, the Company, Virginia Natural Gas, Inc. and Northern Illinois Gas Company.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December 6, 2010, among Holdings, Apollo Acquisition Corp., an Illinois corporation, Ottawa Acquisition LLC, an Illinois limited liability company and Nicor.

“Moody’s” means Moody’s Investor Service, Inc.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to AGL Capital’s senior unsecured long-term debt securities without third-party credit enhancement (or, if there is no such rating available from either Moody’s or S&P, AGL Capital’s issuer rating issued by Moody’s then in effect for AGL Capital).

“Nicor” means Nicor Inc., an Illinois corporation.

“Nicor Merger” means the merger of a wholly-owned Subsidiary of Holdings with and into Nicor and the immediately subsequent merger of the surviving corporation thereof into another wholly-owned Subsidiary of Holdings in accordance with the Merger Agreement.

“NJEDA Bonds” means the Bonds issued by the New Jersey Economic Development Authority.

“Obligations” means all amounts payable and all other obligations to be performed by the Company arising under the Related Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest thereon as provided herein or therein.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” means as to any Person (i) any due and owing repurchase obligation or liability of such Person with respect to notes or accounts receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction and (iv) any obligation under any other transaction which is the functional equivalent of, or takes the place of, a borrowing but which does not constitute a liability on the balance sheet of such Person.

“Park and Loan Transactions” means any tariff transaction offered by pipelines or other storage facilities, where the pipelines or other storage facilities allow the customers to park gas on or borrow gas from the pipelines or other storage facilities in one period and reclaim gas from or repay gas to the pipelines or other storage facilities in a subsequent period.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisitions” is defined in Section 7.07(e).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

“Plan” means, at a particular time, any employee benefit plan that is covered by ERISA and in respect of which AGL Capital or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Properties” is defined in Section 5.16(a).

“Pro Rata Percentage” means, with respect to each Purchaser, the percentage (carried out to the fourth decimal place) of the aggregate outstanding principal amount of Bonds of which such Purchaser is the Bondholder.  The initial Pro Rata Percentage of each Purchaser is set forth opposite such Purchaser’s name on Schedule 2.01.

“Purchasers” has the meaning given that term in the preamble hereto.

“Regulation U” means Regulation U of the Board.

“Related Documents” means, collectively, this Agreement, the Fee Letter, the 2013 NJEDA Bond Purchase Agreement and the Bond Documents.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Purchasers” means, as of any date of determination, at least two Purchasers owning, in the aggregate, more than 50% of the aggregate principal amount of the Bonds outstanding at the time of determination.

“Requirement of Law” means as to any Person, the articles or certificate of incorporation or organization, by laws, partnership agreement, limited liability company agreement, operating agreement, management agreement, or other organizational or governing documents of such Person, and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute or treaty, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or controller of Holdings or the Company, as the case may be, but in any event, with respect to financial matters, the chief financial officer or treasurer of Holdings.

“Restricted Payments” is as defined in Section 7.05.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/-offices/enforcement/ofac/programs, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/-offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the Securities and Exchange Commission and any analogous Governmental Authority.

“Securitization Facility Attributed Debt” means, at any time, the aggregate net outstanding amount theretofore paid to any of the Group Members (without duplication) in respect of securitization assets (whether accounts receivable, general intangibles, instruments, documents, chattel paper or other similar assets) sold or transferred in connection with any securitization financing program established by any of the Group Members in respect of such securitization assets (it being the intent of the parties that such Securitization Facility Attributed Debt at any time outstanding approximate as closely as possible the principal amount of Indebtedness that would be outstanding at such time under such financing program if the same were structured as a secured lending arrangement rather than a sale or securitization arrangement).

“Series” refers to the Bonds issued pursuant to a given Indenture.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“S&P” means Standard & Poor’s Rating Service, a division of the McGraw Hill Companies, Inc.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to AGL Capital’s senior unsecured long-term debt securities without third-party credit enhancement (or, if there is no such rating available from either S&P or Moody’s, AGL Capital’s corporate family rating issued by S&P then in effect for AGL Capital).

“Solvent” means when used with respect to any Person, that, as of any date of determination, (a) the sum of the value of the assets of such Person (based on either fair value or present fair saleable value, as applicable) will, as of such date, exceed the sum of the liabilities of such Person as of such date, (b) such Person will be able to pay its debts as they mature and (c) such Person has sufficient capital to conduct its business.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of either or both of AGL Capital and Holdings.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Capitalization” means, at any date, the sum of Consolidated Net Worth and Consolidated Total Debt of the Group Members at such date, determined on a consolidated basis in accordance with GAAP.

“Trustee” means, with respect to a Series of Bonds, the trustee under the Indenture for such Series of Bonds.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.02. Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.03. Construction.  Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, to the singular include the plural and to the part include the whole.  As used herein and in the other Related Documents, and any certificate or other document made or delivered pursuant hereto or thereto (a) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (b) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (c) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (d) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  The Section headings contained in this Agreement and the table of contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.  Section, subsection and exhibit references are to this Agreement unless otherwise specified.

1.04. Incorporation of Certain Definitions by Reference.  Any capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor in the Indentures or in the AGL Capital Credit Agreement, as applicable.

1.05. Accounting Terms and Determinations.  As used herein and in the other Related Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to any Group Member not defined in Section 1.01 and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, that in the event that any “Accounting Change” (as defined below) shall occur and such change would otherwise result in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then if the Company or the Required Purchasers shall so request, (a) the Administrative Agent, the Required Purchasers and the Company shall negotiate adjustments to the terms hereof to reflect such Accounting Change in good faith and (b) until the Company, the Administrative Agent and the Required Purchasers mutually agree to such adjustments hereto, all financial covenants (including those contained in Section 7.01), standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred and provided, further, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.  “Accounting Changes” refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC and shall include the adoption or implementation of International Financial Reporting Standards or changes in lease accounting.

1.06. Relation to Other Documents; Acknowledgment of Different Provisions of Related Documents; Incorporation by Reference.

(a) Nothing in this Agreement shall be deemed to amend, or relieve the Company or the Issuer of its obligations under, any Related Document to which it is a party.

(b) Except as provided in subsection (c) of this Section 1.06, all references to other documents shall be deemed to include all amendments, modifications and supplements thereto to the extent such amendment, modification or supplement is made in accordance with the provisions of such document and this Agreement.

(c) All provisions of this Agreement making reference to specific Sections of any Related Document shall be deemed to incorporate such Sections into this Agreement by reference as though specifically set forth herein (with such changes and modifications as may be herein provided) and shall continue in full force and effect with respect to this Agreement notwithstanding payment of all amounts due under or secured by the Related Documents, the termination or defeasance thereof or any amendment thereto or any waiver given in connection therewith, so long as this Agreement is in effect and until all Obligations are paid in full and the Bonds have been repurchased from the Purchasers.  No amendment, modification, consent, waiver or termination with respect to any of such Sections shall be effective as to this Agreement until specifically agreed to by the appropriate parties hereto pursuant to the terms of this Agreement.

        ARTICLE II

PURCHASE OF BONDS AND FEES

2.01. Purchase of Bonds.  Each Purchaser severally agrees, subject to fulfillment prior to the purchase of any 2013 NJEDA Bonds of each of the conditions precedent set forth in Section 7 of the 2013 NJEDA Bond Purchase Agreement, and upon the basis of the representations, warranties and covenants set forth or incorporated therein, to purchase all (but not less than all) of its 2013 NJEDA Bonds, in the principal amount set forth opposite such Purchaser’s name on Schedule 2.01 hereto, at the purchase price of 100% of the principal amount thereof, the total of which represents the aggregate principal amount of the 2013 NJEDA Bonds.  Each Purchaser severally agrees, subject to fulfillment prior to the purchase of any other Series of Bonds of each of the conditions precedent set forth in Article IV hereof, and upon the basis of the representations, warranties and covenants set forth or incorporated herein, to purchase all (but not less than all) of its Bonds of the remaining Series of Bonds, in the principal amounts set forth opposite such Purchaser’s name on Schedule 2.01 hereto, at the purchase price of 100% of the principal amount thereof, the total of which represents the aggregate principal amount of the remaining Series of Bonds.  Each Purchaser shall wire transfer payment of the purchase price on the applicable Closing Date to the applicable Trustee in accordance with the funds transfer instructions set forth on the flow of funds memorandum provided in connection with the closing of the purchase of each Series of the Bonds.  The Purchasers will hold the Bonds during the Initial Bank Rate Period subject to the mandatory tender and purchase obligations of the Company pursuant to the applicable Bond Documents and the assignment provisions of this Agreement.

2.02. Fees.  The Company shall pay any fees and perform any obligations provided for under the Fee Letter including payment of any fees required to be paid on the applicable Closing Date.

        ARTICLE III

COMPANY PAYMENT OBLIGATIONS AND GUARANTY

3.01. Payment Obligations.

(a) Loan Payments and Bond Service Charges.  The Company hereby acknowledges that as a result of each Issuer’s absolute and irrevocable assignment to the applicable Trustee, and to its successors in trust, and its and their assigns, of all of such Issuer’s rights and remedies under the applicable Loan Agreement, the Company shall (i) make, as Loan Payments to the applicable Trustee for the account of the applicable Issuer, payments on each Loan Payment Date which correspond, as to time, and are equal in amount, to the Bond Service Charges payable on the applicable Series of Bonds, and (ii) pay to the applicable Trustee for the account of the applicable Issuer the Purchase Price of the Bonds tendered for purchase pursuant to the terms of the applicable Indenture.

(b) Payments Under this Agreement and Fee Letter.  The Company hereby unconditionally, irrevocably and absolutely agrees to make prompt and full payment of all payment obligations owed to the Purchasers hereunder and under the Fee Letter, with interest thereon at the applicable rate or rates provided herein or therein.

(c) Stamp Taxes.  If at any time any Governmental Issuer shall require revenue or other documentary stamps or any other tax in connection with the execution or delivery of this Agreement or other Related Documents, then, if the Company lawfully may pay for such stamps, taxes or fees, the Company shall pay, when due and payable, for all such stamps, taxes and fees, including interest and penalties thereon, and the Company agrees to save each Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay of Company in paying, or omission of Company to pay, such stamps, taxes and fees hereunder.

(d) Increased Payments.

(1) If any Change in Law shall (i) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of a Purchaser that is not otherwise included in the determination of LIBOR or (ii)  impose any other condition on such Purchaser, and the result of any of the foregoing is to increase the cost to such Purchaser by an amount that such Purchaser deems to be material, of holding Bonds, or to reduce any amount received or receivable in respect thereof (whether of principal, interest or any other amount), then, in any such case, the Company shall promptly pay such Purchaser upon its demand, any additional amounts necessary to compensate such Purchaser for such increased cost or reduced amount receivable.  If any Purchaser becomes entitled to claim any amounts pursuant to this paragraph, it shall promptly notify the Company in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that the Company shall not be required to compensate a Purchaser pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Purchaser notifies the Company of such Purchaser’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such period for which the Company shall be required to compensate the Purchasers shall be extended to include the period of such retroactive effect.

(2) If any Purchaser shall have determined that any Change in Law regarding capital requirements shall have the effect of reducing the rate of return on such Purchaser’s capital as a consequence of its obligations hereunder to a level below that which such Purchaser could have achieved but for such adoption, change or compliance (taking into consideration such Purchaser’s policies with respect to capital adequacy) by an amount deemed by such Purchaser to be material, then from time to time, after submission by such Purchaser to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Purchaser such additional amount or amounts as will compensate such Purchaser for such reduction; provided that the Company shall not be required to compensate a Purchaser pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Purchaser notifies the Company of such Purchaser’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such period for which the Company shall be required to compensate the Purchasers shall be extended to include the period of such retroactive effect.

(3) Each Purchaser will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Purchaser to compensation pursuant to this Section 3.01(d) and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Purchaser, be otherwise disadvantageous to such Purchaser.  A certificate of any Purchaser claiming compensation under this Section 3.01(d) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Purchaser may use any reasonable averaging and attribution methods.

(4) The Company shall be permitted to replace any Purchaser that requests reimbursement for amounts owing pursuant to this Section 3.01(d), in each case with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Purchaser shall have taken no action under Section 3.01(d)(3) so as to eliminate the continued need for payment of amounts owing pursuant to this Section 3.01(d), (iv) the replacement financial institution shall purchase, at par plus accrued and unpaid interest, all Bonds and other amounts owing to such replaced Purchaser on or prior to the date of replacement, (v) until such time as such replacement shall be consummated, the Company shall pay to the Purchaser being replaced all additional amounts (if any) required pursuant to this Section 3.01(d) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Purchaser shall have against the replaced Purchaser.  If any circumstances arise which result, or such Purchaser becomes aware of any circumstances which are expected to result, in the Company having to make such compensation or indemnification, such Purchaser shall use its commercially reasonable efforts to notify the Company thereof and, in consultation with the Company, such Purchaser shall take all steps, if any, it determines are reasonable and the Company determines are acceptable to mitigate the effect of those circumstances; provided that no delay or failure by any Purchaser to provide any such notice shall affect the obligations of the Company hereunder.

(5) The Administrative Agent shall only give notice of a determination that LIBOR does not accurately and fairly reflect the Purchasers’ costs of funds as contemplated by clause (C) of Section 2.07(i)(a) of the applicable Indenture if the Required Purchasers have made such determination and directed the Administrative Agent to give such notice.

3.02. Default Interest.  In the event any Obligation due hereunder is not paid when due, such Obligation shall bear interest at the Default Rate until paid in full, which shall be payable by the Company to the related Purchasers upon demand therefor.

3.03. Guarantee.

(a) Holdings hereby unconditionally, absolutely and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the Purchasers and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Company from time to time as and when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) Holdings further agrees (i) to pay any and all reasonable out-of-pocket expenses (including, without limitation, all fees and disbursements of counsel actually incurred) which may be paid or incurred by the Administrative Agent and any Purchaser in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Holdings under this Guarantee, (ii) to pay any and all reasonable out-of-pocket expenses (including, without limitation, all fees and disbursements of counsel actually incurred) which may be paid or incurred by the Administrative Agent in connection with any amendment, modification or waiver hereof or consent pursuant hereto and (iii) to pay, indemnify and hold the Administrative Agent and each Purchaser and each of their directors, officers, employees, agents and Affiliates (collectively, the “Indemnified Parties”) harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential, that may at any time be imposed on, incurred by or asserted against any such Indemnified Party as a result of, arising from or in any way relating to this Guarantee or the collection or enforcement of the Obligations against Holdings (collectively, the “Indemnified Liabilities”); provided, that Holdings shall have no obligation hereunder to any Indemnified Party with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.  This Guarantee shall remain in full force and effect until the Obligations are paid in full.

(c) No payment or payments made by the Company or any other Person or received or collected by the Administrative Agent or any Purchaser from the Company or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Holdings under this Guarantee which shall, notwithstanding any such payment or payments (other than payments made by Holdings in respect of the Obligations or payments received or collected from Holdings in respect of the Obligations), remain liable for the Obligations until the Obligations are paid in full.

(d) Holdings agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Purchaser on account of its liability under this Guarantee, it will notify the Administrative Agent and such Purchaser in writing that such payment is made under this Guarantee for such purpose.

(e) Notwithstanding any payment or payments made by Holdings under this Guarantee, or any set-off or application of funds of Holdings by the Administrative Agent or any Purchaser, Holdings shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Purchaser against the Company or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Purchaser for the payment of the Obligations, nor shall Holdings seek or be entitled to seek any contribution or reimbursement from the Company in respect of payments made by Holdings under this Guarantee, until all amounts owing to the Administrative Agent and the Purchasers by the Company on account of the Obligations are paid in full.  If any amount shall be paid to Holdings on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by Holdings in trust for the Administrative Agent and the Purchasers, segregated from other funds of Holdings, and shall, forthwith upon receipt by Holdings, be turned over to the Administrative Agent in the exact form received by Holdings (duly indorsed by Holdings to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.  Additionally, in the event the Company becomes a “debtor” within the meaning of any Debtor Relief Law, the Administrative Agent shall be entitled, at its option, on behalf of itself and the Purchasers and as attorney-in-fact for Holdings, and is hereby authorized and appointed by Holdings, to file proofs of claim on behalf of Holdings and vote the rights of Holdings in any plan of reorganization, and to demand, sue for, collect and receive every payment and distribution on any indebtedness of the Company to Holdings in any such proceeding, Holdings hereby assigning to the Administrative Agent all of its rights in respect of any such claim, including the right to receive payments and distributions in respect thereof.

(f) Holdings shall remain obligated under this Guarantee notwithstanding that, without any reservation of rights against Holdings, and without notice to or further assent by Holdings, any demand for payment of any of the Obligations made by the Administrative Agent or any Purchaser may be rescinded by the Administrative Agent or such Purchaser, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Purchaser, and this Agreement, any other Related Document and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Purchasers, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Purchaser for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any Purchaser shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto and Holdings hereby waives any defense based on any acts or omissions of the Administrative Agent or any Purchaser in the administration of the Obligations, any guarantee or other liability in respect thereof or any security for the Obligations or this Guarantee.  When making any demand under this Guarantee against Holdings, the Administrative Agent or any Purchaser may, but shall be under no obligation to, make a similar demand on the Company or any other guarantor, and any failure by the Administrative Agent or any Purchaser to make any such demand or to collect any payments from the Company or any such other guarantor or any release of the Company or such other guarantor shall not relieve Holdings of its obligations or liabilities under this Guarantee, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Purchaser against Holdings.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(g) Holdings waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Purchaser upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Company or Holdings, on the one hand, and the Administrative Agent and the Purchasers, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  Holdings waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company or Holdings with respect to the Obligations.  This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (1) the validity, regularity or enforceability of this Agreement or any other Related Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Purchaser, (2) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company against the Administrative Agent or any Purchaser, or (3) any other circumstance whatsoever (with or without notice to or knowledge of the Company or Holdings) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Obligations, or of Holdings under this Guarantee, in bankruptcy or in any other instance.  When pursuing its rights and remedies under this Guarantee against Holdings, the Administrative Agent and any Purchaser may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Company or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Purchaser to pursue such other rights or remedies or to collect any payments from the Company or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve Holdings of any liability under this Guarantee, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Purchaser against Holdings.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Holdings and its successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Purchasers, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of Holdings under this Guarantee shall have been satisfied by payment in full.

(h) This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Purchaser upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property, or otherwise, all as though such payments had not been made.

        ARTICLE IV

CONDITIONS PRECEDENT TO PURCHASE OF BONDS

4.01. Documentary Conditions Precedent to Purchase of Bonds.  The obligation of each Purchaser to purchase its 2013 NJEDA Bonds is subject to the conditions set forth in the 2013 NJEDA Bond Purchase Agreement.  The obligation of each Purchaser to purchase its Bonds of the remaining Series of Bonds is subject to the conditions precedent that the Administrative Agent, on behalf of and to the satisfaction of each Purchaser, shall have received, on or before the applicable Closing Date, the items listed below in this Section, each dated and in form and substance as is satisfactory to each Purchaser:

(a) The following documents for the Company and Holdings:

(1) copies of the resolutions of the Company and Holdings approving the execution and delivery of the Related Documents to which each is a party, certified by a Responsible Officer as being true and complete and in full force and effect on the applicable Closing Date;

(2) a certificate of a Responsible Officer of the Company and Holdings, dated the applicable Closing Date, certifying the names and signatures of the persons authorized to sign, on behalf of the Company and Holdings, the Related Documents to which it is a party and the other documents to be delivered by it hereunder or thereunder, and

(3) a certificate, dated the applicable Closing Date, signed by a Responsible Officer of the Company and Holdings, certifying that (A) the representations and warranties of the Company and Holdings contained in this Agreement are true and correct in all material respects on and as of the applicable Closing Date, (B) that the Company and Holdings are not in violation of any of the covenants contained in this Agreement as of the applicable Closing Date, (C) no Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated hereby, and (D) since December 31, 2012, there has been no Material Adverse Effect.

(b) Executed originals of the Bonds and this Agreement, and an executed original or certified copy, as applicable, of each of the other Related Documents;

(c) The following opinions, addressed to the Administrative Agent on behalf of each Purchaser or on which each Purchaser is otherwise expressly authorized to rely:

(1) from counsel to the Company and Holdings as to the due authorization, execution, delivery by and enforceability against the Company and Holdings of this Agreement and the other Related Documents to which each is a party, and the absence of any violation of organizational documents and applicable laws of this Agreement and such other Related Documents, and from in-house counsel to the Company and Holdings, as to the absence of conflicting agreements or material litigation;

(2) from counsel to each Issuer, in form and substance satisfactory to the Purchasers and their counsel; and

(3) the unqualified approving opinion of Bond Counsel to each Issuer, in form and substance satisfactory to the Purchasers and their counsel, as to the validity and enforceability of the Bonds and the tax-exempt status of the interest thereof.

(d) The following documents and other information:

(1) copies of the resolutions of each Issuer relating to the Bonds;

(2) a certificate by the Secretary of the Issuer certifying the names and signatures of the persons authorized to sign, on behalf of the Issuer, the Related Documents to which it is a party and the other documents to be delivered by it hereunder or thereunder; and

(3) a certificate, dated the applicable Closing Date, signed by authorized officers of each Issuer, on such Issuer’s customary form for such purposes, certifying that there is no action, suit, proceeding, inquiry or investigation at law or in equity or before or by any court, public board or body pending, or, to the best knowledge of the Issuer, threatened against or affecting the Issuer wherein an unfavorable decision, ruling or finding would adversely affect (A) the transactions contemplated by, or the validity or enforceability of, the Bond Documents or (B) the tax-exempt status of interest on the Bonds.

4.02. Other Matters.  Each Purchaser shall have received (either directly or through the Administrative Agent) such other statements, certificates, agreements, documents, opinions and information with respect to the Company, Holdings, the Issuers and the other parties to the Related Documents and matters contemplated by this Agreement as the Administrative Agent, on behalf of the Purchasers, may reasonably request.

4.03. Payment of Fees and Expenses.  The obligation of the Purchasers to purchase the Bonds is further subject to the condition precedent that substantially simultaneously with the closing of the Bonds, the Administrative Agent and the Arranger shall have received payment of all documented fees payable hereunder and under the Fee Letter to the Administrative Agent and the Purchasers on the applicable Closing Date, including without limitation, reimbursement of the Administrative Agent’s fees and expenses (including the outside counsel retained by the Administrative Agent, on behalf of the Purchasers), and any other fees incurred in connection with the transaction contemplated by the Related Documents, which the Company is obligated to pay pursuant to the terms thereof, and the payment to each Purchaser of the upfront fees payable under the Fee Letter, provided however, that the Company has received invoices therefor not later than two Business Days prior to the applicable Closing Date.

        ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and each Purchaser as of the date of this Agreement as follows:

5.01. Financial Condition.  The audited consolidated balance sheet of Holdings as at December 31, 2012, and the related consolidated statements of income, retained earnings and cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, fairly present in all material respects the consolidated financial condition of Holdings as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

5.02. No Change.  Since December 31, 2012, no event or condition has occurred or changed that has had or could reasonably be expected to have a Material Adverse Effect.

5.03. Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization except, in the case of any Subsidiary which is not a Material Subsidiary, to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except, in the case of any Subsidiary which is not a Material Subsidiary, to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that such non-compliance, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.04. Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Related Documents to which it is a party and, in the case of the Company, to obtain extensions of credit thereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Related Documents to which it is a party and, in the case of the Company, to authorize the extensions of credit on the terms and conditions of this Agreement.  No authorization or approval of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Related Documents, other than any such consents, authorizations, filings and notices which have been obtained or made and are in full force and effect.  Each Related Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Related Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05. No Legal Bar.  The execution, delivery and performance of this Agreement and the other Related Documents to which a Loan Party is a party, the extensions of credit thereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any material Contractual Obligation of any of Holdings, the Company or their respective Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

5.06. Litigation.  No litigation, arbitration or administrative proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Company, threatened (a) against Holdings or the Company or any of their respective Subsidiaries to restrain the entry by Holdings or the Company into, the enforcement of or exercise of any rights by the Purchasers or the Administrative Agent under, or the performance or compliance by Holdings or the Company with any obligations under, this Agreement or the other Related Documents to which a Loan Party is a party, or (ii) against Holdings or the Company or any of their Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect.

5.07. No Default.  No Default or Event of Default has occurred and is continuing.

5.08. Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property which is material to the operation of such Group Member’s business, and good title to, or a valid leasehold interest in, all its other property which is material to the operation of such Group Member’s business (except where the failure to have such title, a valid leasehold interest or other enforceable interest is not reasonably likely to have a Material Adverse Effect), and, in the case of Holdings and AGL Capital, none of such property is subject to any Lien except as permitted by Section 7.02

5.09. Intellectual Property.  Except as, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Company know of any valid basis for any such claim and (iii) the use of Intellectual Property which is material to the operation of each Group Member’s business does not infringe on the rights of any Person in any material respect.

5.10. Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed (except as permitted under Section 7.02), and, to the knowledge of Holdings and the Company, no claim is being asserted, with respect to any such Tax, fee or other charge (other than any such tax, fee or charge, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member).

5.11. Federal Regulations.  No part of the proceeds of any Bonds will be used in any manner which violates Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Purchaser or the Administrative Agent, the Company will furnish to the Administrative Agent and each Purchaser a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.  After application of the proceeds of all Bonds and any purchases funded thereby, less than 25% of the assets of Holdings and the Company and their Subsidiaries consist of “margin stock” (as defined in Regulation U).

5.12. ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and, to the knowledge and belief of Holdings and the Company, each Plan has complied in all material respects with the applicable provisions of ERISA and the Code except where non-compliance, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect.  Neither AGL Capital nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability or loss under ERISA, and neither AGL Capital nor any Commonly Controlled Entity would become subject to any liability or loss under ERISA if AGL Capital or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, in any case where, either singly or in the aggregate, the aggregate amount of loss or liability could not reasonably be expected to have a Material Adverse Effect.

5.13. Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to obtain the extensions of credit contemplated by the Related Documents to which it is a party.

5.14. Subsidiaries.  As of the date of this Agreement (a) Schedule 5.14 sets forth the name and jurisdiction of incorporation of each Subsidiary of each of Holdings and AGL Capital and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by Holdings or AGL Capital, and (b)  except as set forth on Schedule 5.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock performance grants granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any of Holdings’ or AGL Capital’s respective Subsidiaries, except as created by the Related Documents.

5.15. Use of Proceeds.  The proceeds of the Bonds shall be used to refund existing tax exempt bonds as described in the Bond Documents.

5.16. Environmental Matters.  Except (i) as may be disclosed on Schedule 5.16, or (ii) as, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any of Holdings, AGL Capital, or their respective Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) none of Holdings, the Company, or their respective Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any of them (the “Business”), nor does Holdings or the Company have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Holdings and the Company, threatened, under any Environmental Law to which any of Holdings, the Company, or their respective Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

5.17. Full Disclosure.  All factual information heretofore or contemporaneously furnished by or on behalf of the Loan Parties in writing to the Administrative Agent or the Purchasers for purposes of or in connection with this Agreement or any transaction contemplated hereby is, when taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Purchasers, and such information, when taken as a whole, is not incomplete by omitting to state any material fact necessary to make such information not misleading. All other such factual information hereafter furnished by or on behalf of the Loan Parties will be, when taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified, and such information, when taken as a whole, shall not be incomplete by omitting to state any material fact necessary to make such information not misleading.

5.18. Solvency.  Each Loan Party is, and after giving effect to the incurrence of all Obligations being incurred in connection herewith, will be and will continue to be, Solvent.

5.19. Status of Loans and Guarantee.  The obligations of the Company in respect of the Obligations, and Holdings in respect of the Guarantee, respectively, constitute senior, unsubordinated, unsecured, direct obligations of such Loan Parties and rank pari passu with the other respective senior, unsubordinated, unsecured obligations of such Loan Parties.

5.20. OFAC.  No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

5.21. PATRIOT Act.  Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

        ARTICLE VI

AFFIRMATIVE COVENANTS

Holdings and the Company hereby agree that until this Agreement terminates in accordance with Section 11.16, each of Holdings and the Company shall and shall cause each other Group Member to:

6.01. Financial Statements.  Furnish to the Administrative Agent  for delivery to the Purchasers:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on for such fiscal year without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Holdings’ independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Holdings (other than the last fiscal quarter of each fiscal year), a copy of the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as having been prepared in accordance with GAAP (subject to normal year end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and, in the case of quarterly financial statements, except for the omission of footnotes and subject to normal year end audit adjustments).

6.02. Certificates; Other Information.  Furnish to the Administrative Agent for delivery to the Purchasers (or, in the case of clause (d), to the relevant Purchaser):

(a) concurrently with the delivery of any financial statements pursuant to Section 6.01, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Related Documents to which it is a party to be observed, performed or satisfied by it and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of Holdings, as the case may be;

(b) (i) prompt notice to the Administrative Agent of any failure by Holdings to file with the SEC any annual report on Form 10-K or quarterly report on Form 10-Q on or before the date such report is required to be filed pursuant to SEC regulations, and (ii) within five days after the same is filed, notice to the Administrative Agent of the filing of any such annual report on Form 10-K or quarterly report on Form 10-Q that had not previously been filed by Holdings as described in the preceding clause (i), and the availability to the Purchasers of such filing through electronic access;

(c) within five days after the same is filed, notice to the Administrative Agent of the filing by Holdings or AGL Capital with the SEC of any proxy statement, and the availability to the Purchasers of such filing through electronic access; and

(d) promptly, such additional financial and other information as any Purchaser may from time to time reasonably request.

6.03. Payment of Taxes.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Federal, state and other material Taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.04. Maintenance of Existence; Compliance.  (a) (i) Preserve, renew and keep in full force and effect its organizational existence except, in the case of any Subsidiary which is not a Material Subsidiary, to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.03, and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.05. Maintenance of Property; Insurance.  (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to maintain such property would not reasonably be expected to have a Material Adverse Effect and (b) maintain insurance (either with financially sound insurance companies or through self-insurance) on all its property in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.06. Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in respect of Holdings, the Company, and their respective Subsidiaries in which full, true and correct entries (in all material respects when taken as a whole) in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to their business and activities and (b) for purposes of confirming compliance with the Related Documents or after the occurrence and during the continuance of an Event of Default, upon reasonable notice from the Administrative Agent or the Required Purchasers, the Loan Parties will, permit the Purchasers (and such Persons as any Purchaser may designate) during normal business hours to visit and inspect, under the Loan Parties’ guidance, any of the properties of the Group Members, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and with their independent public accountants (and by this provision the Loan Parties authorize such accountants to discuss with the Purchasers (and such Persons as any Purchaser may designate) the finances and affairs of the Group Members) all at such reasonable times and as often as may be reasonably requested; provided, however, that except upon the occurrence and during the continuation of any Default or Event of Default, not more than one such visit and inspection may be conducted in any twelve month period.  Prior to the occurrence of an Event of Default, the Loan Parties shall only be required to pay the costs and expenses of professionals retained by the Administrative Agent in connection with any such visit or inspection.  So long as no Event of Default has occurred and is continuing, the Loan Parties shall be obligated to pay all reasonable costs and expenses incurred by the Administrative Agent and the Purchasers in connection with such visitations and inspections no more than once annually. The Loan Parties shall receive advance notice of any proposed discussion with such accountants and shall have the right to participate therein.

6.07. Notices.  Promptly, and in any event within three Business Days after any Responsible Officer of the Company or Holdings has knowledge of the same, give notice to the Administrative Agent and each Purchaser of:

(a) the occurrence of any Default or Event of Default;

(b) the following events, at such time as a Responsible Officer has knowledge thereof; any (i) default or event of default under any material Contractual Obligation of any of Holdings, the Company, or their respective Subsidiaries or (ii) litigation or governmental proceeding that may exist at any time between any of Holdings, the Company, or their respective Subsidiaries and any Governmental Authority, and (iii) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, that in any of the foregoing cases (i) through (iii) singly or in the aggregate, could reasonably be expected to result in liabilities, losses or claims to the Group Members in an aggregate amount in excess of $100,000,000;

(c) any adverse change in or downgrade of, or withdrawal or suspension of, the Moody’s Rating or the S&P Rating of which Holdings or the Company has received written notification or of which Holdings or the Company becomes aware of the public announcement thereof; and

(d) a Determination of Taxability with respect to any Series of Bonds.

Each notice pursuant to this Section 6.07 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.08. Environmental Laws.

(a) Comply in all material respects with, and contractually require compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and contractually require that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in a timely manner in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

6.09. Maintenance of Ownership.  In the case of Holdings, own 100% of the Capital Stock of each of the Material Subsidiaries.

6.10. OFAC, PATRIOT Act Compliance.  Each of the Company and Holdings will, and will cause each Group Member to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Purchaser in order to assist the Administrative Agent and the Purchasers in maintaining compliance with the PATRIOT Act.

        ARTICLE VII

NEGATIVE COVENANTS

Holdings and the Company hereby agree that until this Agreement terminates in accordance with Section 11.16, each of Holdings and the Company shall not, and shall not permit any of the other Group Members to, directly or indirectly:

7.01. Financial Condition Covenant.  Permit the ratio of Consolidated Total Debt to Total Capitalization to be greater than 0.70:1.00  as of the end of any fiscal month of Holdings (as determined by Holdings based on its internal fiscal month-end consolidated balance sheet prepared not later than ten days following the end of such fiscal month) or at the end of any fiscal quarter of Holdings (as reflected on the consolidated financial statements delivered to the Purchasers pursuant to Section 6.01).  For purposes of the foregoing, to the extent Consolidated Total Debt includes outstanding amounts under Hybrid Securities, then a portion of the amount of such Hybrid Securities not to exceed a total of 15% of Total Capitalization may be excluded from Consolidated Total Debt.

7.02. Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Mechanics’, warehousemen’s, landlord’s, materialmen’s, carriers’, and other similar Liens arising in the ordinary course of business that are not overdue for a period longer than 30 days or that are being contested in good faith by appropriate proceedings;

(b) Pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation;

(c) Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the consolidated books of Holdings in conformity with GAAP;

(d) Liens in respect of judgments or awards pending appeal (other than judgments or awards not constituting an Event of Default under Section 8.01(h) so long as execution is not levied thereunder, and Liens in favor of plaintiff or defendant in any action before a court or a tribunal as security for costs or expenses where such action is being prosecuted or defended in the bona fide interest of Holdings or any other Group Member;

(e) Liens on deposits to secure, or any Lien otherwise securing, the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) Liens on any fixed or capital assets to secure the purchase of or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing capital lease obligations); provided, that (i) such Lien secures Indebtedness which on the date incurred and after giving pro forma effect thereto is permitted under Section 7.01, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset of any Group Member; and (iv) the Indebtedness secured by such Lien does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(g) Liens (x) outstanding on or over any Assets acquired after the date of this Agreement, (y) in existence at the date of such acquisition and not created in contemplation thereof, and (z) where the principal amount secured thereby is not increased over the amount so secured and outstanding at the time of such acquisition (other than in the case of Liens for a fluctuating balance facility, by way of utilization of that facility within the limits applicable thereto at the time of acquisition);

(h) Liens constituted by a right of set off, or rights over a margin call account, or any form of cash collateral, or any similar arrangement, in any such case for obligations incurred in respect of any Hedge Agreements, as renewed or extended upon the renewal or extension or refinancing or replacement of the obligations secured thereby;

(i) Liens existing on the date of this Agreement and set forth on Schedule 7.02 renewed, extended, refinanced or replaced, provided that such renewal, extension, refinancing, or replacement does not cover any other Assets or increase the obligations secured thereby;

(j) Liens on the property of a Person existing at the time such Person is merged or consolidated with Holdings or any other Group Member and not incurred in contemplation with such merger or consolidation;

(k) Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which do not materially impair their use in the operation of the business of AGL Capital or any Material Subsidiary;

(l) Liens with respect to any surplus assets leased by AGL Capital or any Material Subsidiary;

(m) Liens on any property owned by a Person other than Holdings, AGL Capital or any Material Subsidiary if Holdings, AGL Capital or a Material Subsidiary holds only leasehold interests or easements, rights-of-way, licenses or similar rights of use or occupancy with respect to such property; and

(n) Liens created or outstanding on Assets of Holdings or other Group Members, provided that the aggregate outstanding principal, capital and nominal amounts  secured by all Liens created or outstanding as permitted under clauses (f), (g), (h), (i) and (j) above and this clause (n) shall not at any time exceed 15% of Consolidated Net Worth.

7.03. Fundamental Changes.  Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that so long as no Default or Event of Default has occurred and is continuing or would result therefrom:

(a) any entity may be merged or consolidated with or into Holdings (provided that Holdings shall be the continuing or surviving corporation) or any Subsidiary of Holdings (provided that the continuing or surviving corporation shall be a Subsidiary of Holdings unless constituting a Disposition permitted by Section 7.04); and

(b) any Subsidiary of Holdings may Dispose of any or all of its Assets (i) to Holdings or any other Subsidiary of Holdings (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.04 and may thereafter liquidate, wind up or dissolve.

7.04. Disposition of Property.  Dispose of any of its Assets, whether now owned or hereafter acquired, or, in the case of Holdings or any of its Subsidiaries, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) Dispositions in the ordinary course of business of obsolete or worn out property or property no longer used or useful;

(b) sales of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.03(b)(i);

(d) sales or issuances of any Subsidiary’s Capital Stock to Holdings or to any Subsidiary of Holdings; and

(e) the Disposition of other Assets, the aggregate net book value of which, when combined with all such other Assets sold, leased, transferred or otherwise disposed of since September 30, 2012, would not exceed 20% of Holding’s consolidated Assets at the end of the preceding fiscal quarter (including the fourth fiscal quarter) of Holdings for which financial statements have most recently been delivered to the Administrative Agent pursuant to Section 6.01.

7.05. Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to Holdings or to any Subsidiary of Holdings or to any third-party investors in any Subsidiary of Holdings;

(b) so long as no Event of Default shall have occurred and be continuing or result therefrom, Holdings may (i) pay dividends on shares of its Capital Stock (provided that Holdings may pay dividends on shares of its Capital Stock within 60 days after the date of declaration thereof, so long as on the date of declaration no Event of Default shall have occurred and be continuing or result therefrom) and (ii) purchase or otherwise acquire Capital Stock of any other Group Member; and

(c) so long as no Event of Default shall have occurred and be continuing or result therefrom, Holdings may buy back any outstanding shares of its Capital Stock.

7.06. Intentionally Omitted.

7.07. Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) accounts receivable arising, trade credit extended, or deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(b) (x) investments in Cash Equivalents, and (y) with respect to Northern Illinois Gas Company and its Subsidiaries, investments in ICC Permitted Investments;

(c) Guarantee Obligations otherwise permitted by this Agreement;

(d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

(e) other Investments made by Holdings or its Subsidiaries (other than the Company) subsequent to September 30, 2011 where such Investments consist of purchases of, or other investments in, the Capital Stock or other equity or ownership interests, assets, obligations or other interests in, Subsidiaries, joint ventures, or other Persons, in each case that are engaged principally in the business of purchasing, gathering, compression, transportation, generation, distribution, exploration, production, processing or storage of natural gas or electricity, or asset management with respect to the foregoing (the foregoing collectively referred to as “Permitted Acquisitions”);

(f) $150,000,000 in respect of Investments other than those described in the preceding clause (e);

(g) (i) intercompany Investments between Holdings and AGL Capital, (ii) intercompany Investments between Group Members (other than Holdings and AGL Capital) and (iii) intercompany Investments between any Group Member (other than Holdings and AGL Capital) and Holdings and AGL Capital to the extent made in the ordinary course of business; and

(h) any Investment made by Nicor or its Subsidiaries existing at the time the Nicor Merger was consummated; provided, that such Investment was not made in contemplation of the Nicor Merger.

7.08. Negative Pledge Clauses.  Except for the agreements listed or described on Schedule 7.08 (and any successor agreement thereto in connection with the replacement or refinancing thereof; provided, that the provisions of such successor agreement, when taken as a whole, are no more restrictive than those contained in the agreement to which it is a successor), enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Related Documents, (b) the AGL Capital Credit Agreement and the other Related Documents (as defined in the AGL Capital Credit Agreement), (c) any agreement governing any Lien otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets covered thereby) and (d) any agreement in effect at the time any Person becomes a Subsidiary of Holdings (including by way of merger or consolidation) and any successor agreement thereto in connection with the replacement or refinancing thereof; provided, that the provisions of such successor agreement, when taken as a whole, are no more restrictive than those contained in the agreement to which it is a successor; and provided further, that such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

7.09. Clauses Restricting Subsidiary Distributions.  Except for the agreements listed on Schedule 7.08 (and any successor agreement thereto in connection with the replacement or refinancing thereof; provided, that the provisions of such successor agreement, when taken as a whole, are no more restrictive than those contained in the agreement to which it is a successor), enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Holdings to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, Holdings or any other Subsidiary of Holdings, (b) make loans or advances to, or other Investments in, the Company or any other Subsidiary of Holdings or (c) transfer any of its assets to Holdings or any other Subsidiary of Holdings, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions with respect to a Subsidiary imposed pursuant to an agreement permitted hereunder that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or Assets of such Subsidiary (in which case, any restriction shall only be effective against such Capital Stock or Assets), (ii) any agreements with joint venture partners in connection with joint ventures permitted by this Agreement, (iii) any agreement in effect at the  time any Person becomes a Subsidiary of Holdings (including by way of merger or consolidation) and any successor agreement thereto in connection with the replacement or refinancing thereof; provided, that the provisions of such successor agreement, when taken as a whole, are no more restrictive than those contained in the agreement to which it is a successor; and provided further, that such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (iv) solely in the case of clause (c) above, any agreement governing any Lien otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets covered thereby) and (v) solely in the case of clause (c) above, customary provisions in leases, licenses and other contracts restricting the assignment thereof.

7.10. Lines of Business and Hedge Activities.  (a) With respect to Holdings and each Subsidiary (other than AGL Capital), enter into any business, either directly or through any Subsidiary, except for (i) those businesses in which Holdings and its Subsidiaries (other than AGL Capital) and its existing joint ventures are engaged on the date of this Agreement, (ii) that are reasonably related or incidental to the businesses referred to in the preceding clause (i), or (iii) that are being undertaken by comparable companies in the natural gas and electricity industries, (b) with respect to AGL Capital, enter into any business, except for that in which AGL Capital is engaged on the date of this Agreement, or (c) with respect to Holdings, AGL Capital, and each other Group Member, enter into any Hedge Agreement except in the ordinary course of their business and consistent with industry practices.

        ARTICLE VIII

EVENTS OF DEFAULT; REMEDIES

8.01. Events of Default.  The occurrence of any one or more of the following events (whatever the reason for such event and whether voluntary, involuntary, or effected by operation of law) shall constitute an Event of Default under this Agreement:

(a) a Default (as defined in any Loan Agreement) shall occur and be continuing; or

(b) any representation or warranty made or deemed made by any Loan Party herein or that is contained in any certificate, document or financial or other statement furnished by it at any time under this Agreement shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.04(a) (with respect to Holdings and the Company only), Section 6.07(a), Section 6.09 or Section 7.01 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) knowledge thereof by any Responsible Officer of any Loan Party or (ii) notice to the Company and Holdings from the Administrative Agent or the Required Purchasers; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding any Indebtedness of the Company under any Bond Document) on the scheduled or original due date with respect thereto (after giving effect to any applicable cure periods); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace or notice and cure, if any, provided in any instrument or agreement under which such Indebtedness was created; or (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause the acceleration of the maturity of such Indebtedness; or any such Indebtedness shall be declared due and payable, or be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the scheduled maturity thereof by reason of such event or condition; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the total principal amount of which exceeds in the aggregate $100,000,000 (which, in the case of Indebtedness arising under any Hedge Agreement, shall be determined as the amount, if any, that would then be payable by the Group Member thereunder if such Hedge Agreement were to be terminated as a result of default by such Group Member); or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of AGL Capital or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Purchasers, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) AGL Capital or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Purchasers is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, results in liabilities of the Group Members in respect thereof in excess of $100,000,000; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate liabilities (not paid or not fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) the Guarantee shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of Holdings or (ii) the board of directors of Holdings shall cease to consist of a majority of Continuing Directors.

8.02. Consequences of an Event of Default.  If an Event of Default specified in Section 8.01 hereof shall occur and be continuing, the Administrative Agent may, with the consent of the Required Purchasers, and shall, at the direction of the Required Purchasers, (1) declare all Obligations due under this Agreement and all interest accrued thereon to be immediately due and payable (provided that, if any Event of Default described in Section 8.01(f) of this Agreement hereof shall occur, the Obligations, and the same shall become and be immediately due and payable, without presentment, protest or other notice of any kind, all of which are hereby waived by the Company and Holdings, or any consent or direction of the Required Purchasers); (2) notify the Trustee in respect of any Series of Bonds in writing that an Event of Default has occurred and is continuing and instruct such Trustee to accelerate such Bonds; (3) pursue all remedies available to it by contract, at law or in equity, and (4) proceed under this Agreement, and under any of the Related Documents and, to the extent therein provided, direct the applicable Trustee to take action under the Indentures, in such order as the Administrative Agent may elect, with the consent of the Required Purchasers, and neither the Administrative Agent nor any Purchaser shall have any obligation to proceed against any Person or exhaust any other remedy or remedies which it may have and without resorting to any other security, whether held by or available to the Purchasers.

8.03. Rights and Remedies Cumulative; Non-Waiver; etc.  The enumeration of the rights and remedies of the Administrative Agent and the Purchasers set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent, as directed by the Required Purchasers, of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given under this Agreement, under any Related Documents or under any other agreement between the Company, Holdings and a Purchaser or that may now or hereafter exist in law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or a Purchaser in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No express or implied waiver by the Administrative Agent or any Purchaser of any Event of Default shall in any way be a waiver of any future or subsequent Event of Default. No course of dealing between the Company, Holdings and the Administrative Agent or a Purchaser or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the Related Documents or to constitute a waiver of any Event of Default.  In case the Administrative Agent or any Purchaser shall proceed to invoke any right, remedy or recourse permitted hereunder or under the Related Documents and shall thereafter elect to discontinue or abandon the same for any reason, the Administrative Agent or the related Purchaser shall have the unqualified right so to do and, in such event, the Company and the Purchasers shall be restored to their former positions with respect to the Obligations, the Related Documents and otherwise, and the rights, remedies, recourse and powers of the Administrative Agent and the Purchasers hereunder shall continue as if the same had never been invoked.

8.04. Application of Funds.  After the exercise of remedies provided for in Section 8.02, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Purchasers (including fees, charges and disbursements of counsel to the respective Purchasers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them; and

(c) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by applicable law.

        ARTICLE IX

THE ADMINISTRATIVE AGENT

9.01. Appointment, Powers and Immunities.  Each Purchaser hereby irrevocably appoints SunTrust Bank to act on its behalf as Administrative Agent hereunder and under the other Related Documents and authorizes Administrative Agent to take such actions on its behalf as directed pursuant to the terms hereof and to exercise such powers as are delegated to Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.  The Administrative Agent hereby accepts such appointment and authorization on the terms and conditions of this Agreement.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Purchasers, and except as provided in Section 9.08, the Company shall not have rights as a third party beneficiary of any of such provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Related Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether any Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Related Documents that the Administrative Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in the other Related Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Related Document or Requirement of Law;

(c) shall not, except as expressly set forth herein and in the other Related Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or Holdings that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 11.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Related Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Related Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Related Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent.

9.02. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any closing condition hereunder, that by its terms must be fulfilled to the satisfaction of the Purchasers, the Administrative Agent may presume that such condition is satisfactory to such Purchaser unless the Administrative Agent shall have received notice to the contrary from such Purchaser prior to the applicable Closing Date.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.03. Defaults.  Neither the Administrative Agent nor any Purchaser shall be deemed to have knowledge of any Default or Event of Default unless and until the Administrative Agent or such Purchaser has received written notice describing such Default or Event of Default by the Company, the Administrative Agent or a Purchaser specifying such Default or Event of Default and stating that such notice is a “Notice of Event of Default.”  In the event that the Administrative Agent receives such a Notice of Event of Default, the Administrative Agent shall give prompt notice thereof to the Purchasers.  The Administrative Agent shall (subject to Section 9.01 and Section 9.07 hereof) take such action authorized or permitted hereunder with respect to such Default or Event of Default as shall be directed by the Required Purchasers, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Purchasers.

9.04. Rights as a Purchaser.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not Administrative Agent and the term “Purchaser” and “Purchasers” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor, a remarketing agent, a broker-dealer or in any other advisory capacity for and generally engage in any kind of business with the Company or Holdings as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Purchasers.

9.05. Reimbursement.  The Purchasers agree to reimburse the Administrative Agent (to the extent not reimbursed by the Company or Holdings hereunder), ratably in accordance with the aggregate unpaid principal amount of the Bonds held by such Purchasers, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Related Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Company or Holdings is obligated to pay hereunder but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Purchaser shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

9.06. Non-Reliance on Administrative Agent and Other Purchasers.  Each Purchaser acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Purchaser or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Purchaser also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Purchaser or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Related Document or any related agreement or any document furnished hereunder or thereunder.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company or Holdings of this Agreement, any Related Document or any other document referred to or provided for herein or to inspect the properties or books of the Company or Holdings.  The Administrative Agent shall provide to each Purchaser a copy of each notice or communication which may be provided to the Administrative Agent under any of the Related Documents.  Except for notices, reports and other documents and information expressly required to be furnished to the Purchasers by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the affairs, financial condition or business of the Company, Holdings or any of their Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

9.07. Failure to Act.  Except for action expressly required of the Administrative Agent hereunder or under any Related Document, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or any Related Document unless it shall receive further assurances to its satisfaction from the Purchasers of their indemnification obligations under Section 9.05 against any and all liability and expense which may be incurred by it in its capacity as Administrative Agent hereunder by reason of taking or continuing to take any such action.

9.08. Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Purchasers and the Company.  Upon receipt of any such notice of resignation, the Purchasers shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have (i) been so appointed by the Purchasers and (ii) accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Purchasers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Purchasers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Related Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Purchasers under any of the Related Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Purchaser directly, until such time as the Purchasers appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Related Documents (if not already discharged therefrom as provided above in this Section).  After the retiring Administrative Agent’s resignation hereunder and under the other Related Documents, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.09. No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no Purchaser or Person holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Related Documents, except in its capacity, as applicable, as Administrative Agent or a Purchaser hereunder.

9.10. Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any debtor relief law or any other judicial proceeding relative to the Company or Holdings, the Administrative Agent (irrespective of whether the principal of any Bond shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company or Holdings) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Bonds and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Purchasers and the Administrative Agent and their respective agents and counsel and all other amounts due the Purchasers and the Administrative Agent under Sections 2.02 and 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Purchasers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.02 and 9.04.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Purchaser any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Company or Holdings hereunder owing to the Purchasers or the rights of any Purchaser or to authorize the Administrative Agent to vote in respect of the claim of any Purchaser in any such proceeding.

        ARTICLE X

INDEMNIFICATION

10.01. Payment of Expenses; Indemnity; Damage Waiver.  The Company agrees (a) to pay or reimburse the Arranger and the Administrative Agent for all of their reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Related Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Company prior to the applicable Closing Date (in the case of amounts to be paid on the applicable Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Purchaser and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Related Documents and any such other documents, including the reasonable and out-of-pocket fees and disbursements of counsel (but limited in the case of fees and disbursements of counsel to one counsel for the Administrative Agent and one additional counsel to the Purchasers (and appropriate specialty and local counsel for each); provided, however, that in the event any Purchaser or its counsel reasonably determines that it would create an actual or potential conflict of interest to not have individual counsel, such Purchaser may engage and be reimbursed for its own counsel in accordance with the foregoing), and (c) to pay, indemnify, and hold each Purchaser, the Arranger, and the Administrative Agent, and their respective officers, directors, employees, Affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Related Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Bonds or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Related Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”); provided, that the Company shall have no obligation hereunder to any Indemnitee (i) with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) in any proceeding that does not involve an act or alleged act or omission or alleged omission by the Company or any of the Company’s affiliates and is brought by an Indemnitee against another Indemnitee; provided, that notwithstanding this clause (ii), any party to such proceeding that was acting in its capacity as an agent, an arranger, a bookrunner or in another agency capacity with respect to this Agreement and the transactions contemplated by this Agreement and the other Related Documents shall be indemnified in its capacity as such in all such proceedings.  To the maximum extent permitted by applicable law, each party to this Agreement agrees that it shall not assert, and hereby waives, any right or claim against any other party to this Agreement, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Related Document or any agreement or instrument contemplated hereby, the transactions contemplated by this Agreement or any other Related Document,  the Bonds or the use of the proceeds thereof; provided, however, that Indemnified Liabilities arising out of a claim by any Person against an Indemnitee shall be considered direct damages for purposes of this Section 10.1, even if such claim may constitute consequential damages with respect to the Person asserting such claim.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.  Without limiting the foregoing, and to the extent permitted by applicable law, the Company agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause each of its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.1 shall be payable not later than ten days after written demand therefor.  Statements payable by the Company pursuant to this Section 10.1 shall be submitted to the Treasurer, AGL Resources Inc. (Telephone No. 404/584-3582) (Telecopy No. 404/584-3589), at the address of Holdings set forth on the signature page attached hereto, or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent.  The agreements in this Section 10.1 shall survive repayment of the Obligations and all other amounts payable hereunder.  Notwithstanding the foregoing, Indemnified Liabilities under clause (c) of this Section 10.1 shall not include any Taxes, other than any Taxes that represent losses, claims or damages arising solely from any non-Tax claim.

        ARTICLE XI

MISCELLANEOUS

11.01. Patriot Act Notice.  Each Purchaser hereby notifies the Company and Holdings that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Company and Holdings, which information includes the name and address of the Company and Holdings and other information that will allow such Purchaser to identify the Company in accordance with the Patriot Act.  Each of the Company and Holdings hereby agrees that it shall promptly provide such information upon request by such Purchaser.

11.02. Amendments and Waivers; Enforcement.  Any provision of this Agreement or the other Related Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Company and Holdings, (b) the Required Purchasers, and (c) if the rights or duties of the Administrative Agent, are affected thereby, the Administrative Agent; provided that:

(a) no amendment or waiver pursuant to this Section 11.02 shall reduce the amount of or postpone the date for any scheduled payment (including by required optional redemption) of any principal of or interest or fees that shall become due to any Purchaser on any Bond or other Obligation payable hereunder or under any Related Document without the consent of the Purchaser to which such payment is owing; and

(b) no amendment or waiver pursuant to this Section 11.02 shall, unless signed by each Purchaser, extend the Mandatory Tender Date, change the definition of Required Purchasers, change the provisions of this Section 11.02, affect the procedure by which the Purchasers or Required Purchasers, as applicable, take any action hereunder or under any other Related Document, or change any provision specifying the requirement for approval or consent by or of the Required Purchasers or all Purchasers.

11.03. Setoff; Sharing of Payments by Purchasers.

(a) In addition to any rights and remedies of the Purchasers provided by law, each Purchaser shall have the right, unless they have agreed to the contrary, without prior notice to Holdings or the Company, any such notice being expressly waived by Holdings and the Company to the extent permitted by applicable law, upon any amount becoming due and payable by Holdings or the Company hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Purchaser or any branch or agency thereof to or for the credit or the account of Holdings or the Company, as the case may.  Each Purchaser agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Purchaser, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) If any Purchaser shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Bonds held by it, resulting in such Purchaser’s receiving payment of a proportion of the aggregate amount of Bonds and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Purchaser receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Bonds of the other Purchasers, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Bonds and other amounts owing them, provided that:

(1) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2) the provisions of this Section shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Purchaser as consideration for the assignment of or sale of a participation in any of its Bonds to any assignee or participant, other than to the Company.

Each of the Company and Holdings consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Purchaser acquiring a participation pursuant to the foregoing arrangements may exercise against the Company and Holdings rights of setoff and counterclaim with respect to such participation as fully as if such Purchaser were a direct creditor of the Company in the amount of such participation.

11.04. No Implied Waiver; Cumulative Remedies.  No course of dealing and no delay or failure of the Administrative Agent, any Purchaser or the Required Purchasers in exercising any right, power or privilege under this Agreement or the other Related Documents shall affect any other or future exercise thereof or exercise of any right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege.  The rights and remedies of the Administrative Agent and the Purchasers under this Agreement are cumulative and not exclusive of any rights or remedies which the Administrative Agent and the Purchasers would otherwise have under any Related Document, at law or in equity.

11.05. Notices.  All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement shall be in writing (including facsimile communication), unless otherwise expressly permitted hereunder, and shall be sent by first-class mail or overnight delivery and shall be deemed received as follows:  (i) if by first class mail, five (5) days after mailing; (ii) if by overnight delivery, on the next Business Day; (iii) if by telephone, when given to a person who confirms such receipt; and (iv) if by facsimile or “.pdf”, when confirmation of receipt is obtained; provided that notices to the Company of a Default or Event of Default hereunder shall be made by first class mail or overnight delivery.  All notices shall be sent to the applicable party at the such party’s address set forth on the signature pages attached hereto or in accordance with the last unrevoked written direction from such party to the other parties hereto.

11.06. No Third-Party Rights.  Nothing in this Agreement, whether express or implied, shall be construed to give to any Person other than the parties hereto and the Beneficial Owners any legal or equitable right, remedy or claim under or in respect of this Agreement, which is intended for the sole and exclusive benefit of the parties hereto.

11.07. Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.08. GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.09. Submission To Jurisdiction; Waivers.  Each of Holdings and the Company hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Related Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan in the city of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Company, as the case may be at its address set forth on the signature pages hereto or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

11.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11.  Prior Understandings.  This Agreement and the other Related Documents supersede all other prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

11.12. Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

11.13. Assignability.  This Agreement is a continuing obligation and shall (i) be binding upon the Company and Holdings and their respective successors, transferees and assigns and (ii) inure to the benefit of and be enforceable by the Administrative Agent and the Purchasers and its successors; provided, however, that neither the Company nor Holdings shall assign all or any part of this Agreement without the prior written consent of the Purchasers.  Any Purchaser may, in accordance with applicable law and the terms of the Bonds Documents, from time to time assign, sell or transfer in whole or in part, this Agreement, its interest in the Bonds and the Related Documents, or grant participating interests therein, provided that if no Default or Event of Default has occurred and is continuing, each such sale, assignment, transfer or grant shall be subject to the prior written approval of the Company and Holdings, which shall not be unreasonably withheld.

11.14. Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

11.15. Electronic Signatures.  The parties agree that the electronic signature of a party to this Agreement shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement.  The parties agree that any electronically signed document (including this Agreement) shall be deemed (i) to be “written” or “in writing,” (ii) to have been signed and (iii) to constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.  Such paper copies or “printouts,” if introduced as evidence in any judicial, arbitral, mediation or administrative proceeding, will be admissible as between the parties to the same extent and under the same conditions as other original business records created and maintained in documentary form.  Neither party shall contest the admissibility of true and accurate copies of electronically signed documents on the basis of the best evidence rule or as not satisfying the business records exception to the hearsay rule.  For purposes hereof, “electronic signature” means a manually-signed original signature that is then transmitted by electronic means; “transmitted by electronic means” means sent in the form of a facsimile or sent via the internet as a “pdf” (portable document format) or other replicating image attached to an e-mail message; and, “electronically signed document” means a document transmitted by electronic means and containing, or to which there is affixed, an electronic signature.

11.16. Termination.  This Agreement shall terminate when (a) no Bonds remain outstanding or the Initial Bank Rate Period shall end for all Bonds and (b) all Obligations (other than contingent indemnification obligations in respect of which no claims have been asserted) have been paid.

11.17. Confidentiality.  Each of the Administrative Agent and each Purchaser agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Purchaser from disclosing any such information (a) to the Administrative Agent, any other Purchaser or any Affiliate of a Purchaser, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective assignee or participant of a Purchaser’s Bonds or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) subject to an agreement to comply with the provisions of this Section, to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Purchaser’s investment portfolio in connection with ratings issued with respect to such Purchaser, (i) with the consent of the applicable Loan Party providing such information, or (j) in connection with the exercise of any remedy hereunder or under any other Related Document. Notwithstanding the foregoing, the parties agree that this Agreement does not limit the ability of any party hereto (or any employee, representative, or other agent of such party) to disclose to any Person the tax treatment or tax structure of the financing transactions evidenced by this Agreement; provided, however, the foregoing is not intended to waive the attorney-client privilege or any other privileges, including the tax advisor privilege under Section 7525 of the Code.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE.]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SUNTRUST BANK, as Administrative Agent

By: /s/ Dave Felty
Name: Dave Felty
Title: Director

Address for Notices:

3333 Peachtree Rd, NE, 8th Floor,
Atlanta, GA 30326
Attention: Sean Drinan

Signature Page for Pivotal Utility Holdings, Inc.
Bank Rate Mode Covenants Agreement

SUNTRUST BANK, as a Purchaser

By: /s/ Dave Felty
Name: Dave Felty
Title: Director

Address for Notices:

3333 Peachtree Rd, NE, 8th Floor,
Atlanta, GA 30326
Attention: Sean Drinan

Signature Page for Pivotal Utility Holdings, Inc.
Bank Rate Mode Covenants Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Purchaser

By: /s/ Susan J. Dimmick
Name: Susan J. Dimmick
Title: Senior Vice President

Address for Notices:

75 5th Street, NW, Suite 900
Atlanta, GA 30308
Attention; Susan J. Dimmick

Signature Page for Pivotal Utility Holdings, Inc.
Bank Rate Mode Covenants Agreement

BRANCH BANKING AND TRUST COMPANY, as a Purchaser

By: /s/ Robert T. Barnaby
Name: Robert T. Barnaby
Title: Vice President

Address for Notices:

217 17th Street, Suite 700
Atlanta, GA 30363
Attention : Todd Barnaby

Signature Page for Pivotal Utility Holdings, Inc.
Bank Rate Mode Covenants Agreement

U. S. BANK NATIONAL ASSOCIATION, as a Purchaser

By: /s/ John M. Eyerman
Name: John M. Eyerman
Title: Vice President

Address for Notices:

461 Fifth Ave, 8th Floor
New York, NY 10017
Attention: Kevin Stowe

Signature Page for Pivotal Utility Holdings, Inc.
Bank Rate Mode Covenants Agreement

PIVOTAL UTILITY HOLDINGS, INC.

By: /s/ Paul R. Shlanta
Name: Paul R. Shlanta
Title: Executive Vice President and General Counsel

AGL RESOURCES INC.

By: /s/ Paul R. Shlanta
Name: Paul R. Shlanta
Title: Executive Vice President, General Counsel and Chief Ethics and Compliance Officer

Address for Notices:

Ten Peachtree Place
Atlanta, GA 30309
Attention: Dustin Martin

Signature Page for Pivotal Utility Holdings, Inc.
Bank Rate Mode Covenants Agreement

Exhibit A

Bonds

$39,000,000 New Jersey Economic Development Authority Gas Facilities Revenue Bonds, 1996 Series A (NVI Corporation Project)

$40,000,000 New Jersey Economic Authority Gas Facilities Refunding Revenue Bonds (Pivotal Utilities Holdings, Inc. Project), Series 2013

$46,500,000 New Jersey Economic Development Authority Gas Facilities Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project), Series 2005

$54,600,000 New Jersey Economic Development Authority Gas Facilities Refunding Revenue Bonds (Pivotal Utility Holdings, Inc. Project), Series 2007

$20,000,000 Brevard County, Florida Industrial Development Refunding Revenue Bonds (Pivotal Utilities Holdings, Inc. Project), Series 2013

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 6.02(a) of the Bank Rate Mode Covenants Agreement, dated as of February 26, 2013, as amended, restated, supplemented or modified from time to time (the “Agreement”), among PIVOTAL UTILITY HOLDINGS, INC., a New Jersey corporation (the “Company”), AGL RESOURCES INC., a Georgia corporation (“Holdings”), the several financial institutions from time to time party to the Agreement, as purchasers (the “Purchasers”), and SUNTRUST BANK, a Georgia banking corporation, as administrative agent for the Purchasers as provided herein (the “Administrative Agent”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1. I am the duly elected, qualified and acting [Chief Financial Officer] [Treasurer] of Holdings.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Agreement and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”).  Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 7.01 of the Agreement.

IN WITNESS WHEREOF, I execute this Certificate this ___ day of _________, ______.

AGL RESOURCES INC.

By:
Name:
Title:

Schedule 2.01
Allocations of Principal Amount of Bonds among Purchasers

Purchaser	NJEDA 1996 Series A	NJEDA Series 2005	NJEDA Series 2007	NJEDA Series 2013	Brevard County Series 2013	Pro Rata Percentage
SunTrust Bank	$12,100,000	$14,600,000	$17,200,000	$12,500,000	$6,200,000	31%
PNC Bank, National Association	$9,800,000	$11,600,000	$13,600,000	$10,000,000	$5,000,000	25%
U.S. Bank National Association	$9,800,000	$11,600,000	$13,600,000	$10,000,000	$5,000,000	25%
Branch Banking and Trust Company	$7,300,000	$8,700,000	$10,200,000	$7,500,000	$3,800,000	19%

Schedule 5.14

Subsidiaries

Name	Jurisdiction of Organization	% of Capital Stock owned by AGL Resources Inc. or AGL Capital Corporation
AGL C&I Energy Services, Inc.	Delaware	100%
AGL Capital Corporation	Nevada	100%
AGL Capital Trust I	Delaware	100%
AGL Capital Trust II	Delaware	100%
AGL Capital Trust III	Delaware	100%
AGL Energy Services, LLC	Delaware	100%
AGL Investments, Inc.	Georgia	100%
AGL Macon Holdings, Inc.	Georgia	100%
AGL Renewables, LLC	Georgia	100%
AGL Resources Inc. Political Action Committee, Inc.	Georgia	Nonprofit Corporation
AGL Resources Georgia PAC	None	Nonprofit PAC
AGL Resources Private Foundation Inc.	Georgia	Nonprofit Corporation
AGL Rome Holdings, Inc.	Georgia	100%
AGL Services Company	Georgia	100%
AGL Southeast LNG, L.L.C.	Georgia	100%
Antiqua Maritime Agencies Limited	Antigua	100%
Atlanta Gas Light Company	Georgia	100%
Birdsall, Inc.	Florida	100%
Caribtran St. Maarten, N.V.	St. Maarten	100%
Caribtrans Agency, LLC	Delaware	100%
Caribtrans Logistics, LLC	Delaware	100%
Central Valley Gas Storage, L.L.C.	Delaware	100%
Chattanooga Gas Company	Tennessee	100%
Compass Energy Consulting, LLC	Virginia	100%
Compass Energy Gas Services, LLC	Virginia	100%
Compass Energy Services, Inc.	Virginia	100%
Container Terminals Limited	Bahamas	100%
Customer Care Services, Inc.	Georgia	100%
Cypress Creek Gas Storage, L.L.C.	Delaware	100%
Deluxe Freight, Inc.	Florida	100%
DIST-CO Insurance Company, Inc., a Risk Retention Group	Hawaii	100%
Employee Care Program, Inc.	Georgia	Nonprofit Corporation
Energy Risk Integrated Services Corporation	Hawaii	100%
Freship, S.A.	Dominican Republic	100%
Georgia Gas Company	Georgia	100%
Georgia Natural Gas Company	Georgia	100%
Global Energy Resource Insurance Corporation	Hawaii	100%
Golden Triangle Storage, Inc.	Delaware	100%
Horizon Pipeline Company, Inc.	Delaware	50%
HPMT, Kft.	Hungary	100%
IBT Solutions, L.L.C.	Illinois	100%
Jefferson Island Storage & Hub, LLC	Delaware	100%
Magnolia Enterprise Holdings, Inc.	Georgia	100%
Medley Acquisitions, LLC	Florida	100%
New Providence Port Holdings Limited	Bahamas	100%
Nicor Enerchange, L.L.C.	Delaware	100%
Nicor Energy Services Company	Delaware	100%
Nicor Energy Ventures Company	Delaware	100%
Nicor Home Services, L.L.C.	Delaware	100%
Nicor Horizon, Inc.	Delaware	100%
Nicor Mining Inc.	Delaware	100%
Nicor National Inc.	Delaware	100%
Nicor Oil and Gas Corporation	Delaware	100%
Nicor Services LLC	Delaware	100%
Nicor Solutions, L.L.C.	Delaware	100%
NI-Gas Exploration, Inc.	Illinois	100%
Northern Illinois Gas Company	Illinois	100%
Northern New England Company	Maine	50%
NUI Capital Corp.	Florida	100%
NUI Corporation	New Jersey	100%
NUI Energy Brokers, Inc.	Delaware	100%
NUI Hungary, Inc.	Delaware	100%
NUI International, Inc.	Delaware	100%
NUI Sales Management, Inc.	Delaware	100%
NUI Saltville Storage, Inc.	Delaware	100%
Organic Energy Solutions, LLC	Georgia	100%
Ottawa Acquisition LLC	Illinois	100%
Pivotal Energy Services, Inc.	Georgia	100%
Pivotal Jefferson Island Storage & Hub, LLC	Delaware	100%
Pivotal LNG, Inc.	Delaware	100%
Pivotal Propane of Virginia, Inc.	Delaware	100%
Pivotal Storage, Inc.	Delaware	100%
Pivotal Utility Holdings, Inc.	New Jersey	100%
Prairie Point Energy, LLC	Delaware	100%
PTC BioSolids, LLC	Georgia	100%
Renewco, LLC	Delaware	50%
Renewco-FCSL, LLC	Delaware	100%
Renewco-Meadow Branch, LLC	Delaware	100%
Renewco-Pine Ridge, LLC	Delaware	100%
Renewco-Richland Creek, LLC	Delaware	100%
SanGroup, LLC	Florida	27.7721%
Sawgrass Storage, L.L.C.	Delaware	50%
Sequent Energy Canada Corp.	Delaware	100%
Sequent Energy Management, L.P.	Georgia	100%
Sequent Energy Services Inc.	Delaware	100%
Sequent Holdings, LLC	Georgia	100%
Sequent, LLC	Georgia	100%
Seven Seas Insurance Company, Inc.	Florida	100%
Seven Seas Insurance Company Limited	Bahamas	100%
Southeast LNG Distribution Company, L.L.C.	Delaware	100%
Southeastern LNG, Inc.	Georgia	100%
SouthStar Energy Services LLC	Delaware	85%
Saint-Martin Marine Services, SARL	Saint Martin	100%
St. Maarten Marine Services, N.V.	St. Maarten	100%
T.I.C. Enterprises, LLC	Delaware	100%
Triple Diamond Storage, Inc.	Delaware	100%
Tropic Equipment Leasing Inc.	Delaware	100%
Tropical Cargo Express, LLC	USVI	100%
Tropical Express Container Service Trinidad Unlimited	Trinidad and Tobago	100%
Tropical Industries Limited	Bahamas	100%
Tropical Shipping and Construction Company Limited	Cayman Islands	100%
Tropical Shipping Agency, LLC	Delaware	100%
Tropical Shipping Holdings, Inc.	Delaware	100%
Tropical Shipping of Canada, Inc.	Delaware	100%
Tropical Shipping St. Maarten, N.V.	St. Maarten	100%
Tropical Shipping Trinidad Agency Holdings, LLC	Delaware	100%
Tropical Shipping Trinidad Holdings, LLC	Delaware	100%
Tropical Shipping USA, LLC	Florida	100%
Tropical Trinidad Agency Unlimited	Trinidad and Tobago	100%
Trustees Investments, Inc.	Georgia	100%
VI Cargo Services, LLC	USVI	100%
Virginia Gas Company	Delaware	100%
Virginia Natural Gas, Inc.	Virginia	100%

Schedule 5.16

Environmental Matters

1)	Manufactured Gas Plants.

Georgia and Florida.  Atlanta Gas Light Company (“AGLC”) is required to investigate possible environmental contamination at manufactured gas plants (“MGP”) and, if necessary, clean up any contamination. AGLC has been associated with ten MGP sites in Georgia and three in Florida. One new former MGP site has been recently identified adjacent to an existing MGP remediation site. Soil remediation is largely complete at the AGLC Georgia sites with the exception of some continuing work in Augusta and Macon, which are the locations of the recently identified remediation sites.  Investigation is concluded for one phase of the Orlando, Florida site; however, the Environmental Protection Agency has not approved the clean up plans. For elements of the Georgia and Florida sites where we still cannot provide engineering cost estimates, considerable variability remains in future cost estimates.

The Georgia Public Service Commission has authorized AGLC to recover prudently incurred remediation costs through its Environmental Response Cost Recovery Rider.

New Jersey.  In New Jersey, Pivotal Utility Holdings, Inc. (f/k/a NUI Utilities, Inc.) (“PUHI”) owns five properties where former MGPs were operated.  A sixth MGP site, formerly operated by Elizabethtown Gas, a division of PUHI, operating in New Jersey (“ETG”), is now owned by a church.  PUHI is currently conducting remediation activities with oversight from the New Jersey Department of Environmental Protection. Various investigation and cleanup investigations have been conducted and are progressing slowly, but cleanups are likely at most sites.  Because we still cannot provide engineering cost estimates, considerable variability remains in future cost estimates.

The New Jersey Board of Public Utilities has authorized ETG to recover prudently incurred remediation costs for the New Jersey properties through its remediation adjustment clause.

Other States.  Outside of New Jersey, subsidiary NUI Corporation owns, or previously owned, ten properties located in the states of North Carolina, South Carolina, Pennsylvania, New York and Maryland on which MGPs were operated by NUI or by other parties in the past.  Two sites (Athens, Pennsylvania; Reidsville, North Carolina) have been sold to third parties, who have agreed to indemnify NUI against environmental liabilities.

Of these ten sites, only one site (Elizabeth City, North Carolina) has had any regulatory activity over the past ten years.  The Elizabeth City site is subject to an Administrative Consent Order with the North Carolina Department of Environment and Natural Resources (“NCDENR”), dated October 31, 2001, and under such order, the Company has entered the formal site investigation stage.

Currently, there is only limited information available to assess the potential environmental liability associated with these non-New Jersey sites, and the liability for these sites will remain an uncertainty until a more vigorous environmental assessment is performed.

For additional discussion and detailed description of MGP matters, including regulatory recovery mechanism, see Holdings’ 2012 10-K filing.

Northern Illinois Gas Company is subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require it to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites.  Northern Illinois Gas Company has identified 26 former manufactured gas plant sites in Illinois for which it may have some responsibility.  Most of these sites are not presently owned by us.  We and Commonwealth Edison Company (“ComEd”) are parties to an agreement to cooperate in cleaning up residue at many of these sites.  The agreement allocates to us 51.73% of cleanup costs for 23 sites, no portion of the cleanup costs for 14 other sites and 50% of general remediation program costs that do not relate exclusively to particular sites.  In addition to the sites from the agreement with ComEd, there are 3 sites in which we have sole responsibility.  We recover these costs through a rate rider.

Northern Illinois Gas Company Manufactured Gas Plants
•	424 S. River St., Aurora, IL
•	820 Locust St., Belvidere, IL
•	16th St. & State, Chicago Heights, IL
•	14th St. & Market, DeKalb, IL
•	216 S. Liberty Ave., Freeport, IL
•	115 W. Division St., Lockport, IL
•	5th St. & 9th Ave., Mendota, IL
•	722 Walker Street, Pontiac, IL
•	Oakton St. & McCormick Rd., Skokie, IL
•	909 Clinton St., Ottawa, IL
•	1201 W. Washington St., Bloomington, IL
•	300 N. Washington St., Paxton, IL
•	Second Ave. & Second St., Rochelle, IL
•	James St. & Ann, Blue Island, IL
•	900 University Place, Evanston, IL
•	Broadway & Ingalls, Joliet, IL
•	103 3rd St., Lincoln, IL
•	17401 Broadway St., Lockport Township, IL
•	17401 Broadway St., Lockport Township North, IL
•	Jefferson St. & Nettle St., Morris, IL
•	100 S. Orange St., Morrison, IL
•	1001 S. Lombard Ave., Oak Park, IL
•	Miller St. & Bass St., Sterling, IL
•	Cedar St. & the Vermillion River, Streator, IL
•	130 E. First St., Geneseo, IL
•	570 N. Harrison Ave , Kankakee, IL
•	601-609 E. 47th St., LaGrange, IL
•	500 Walker Street, Ottawa, IL

For additional discussion and detailed description of MGP matters, including regulatory recovery mechanism, see Holdings’ 2012 10-K filing.

Northern Illinois Gas Company has received inquiries from the Illinois Attorney General, the U.S. Environmental Protection Agency and the Illinois Environmental Protection Agency regarding liquids containing PCBs within Northern Illinois Gas Company’s equipment in Park Ridge, IL.

Claims have been made relating to damage and/or injury allegedly caused by the removal of mercury regulators from the homes of the Northern Illinois Gas Company’s customers.

Northern Illinois Gas Company has received notice of a potential citizens' suit for damage related to deprivation of use of a waterway for kayaking due to contamination resulting from a former manufactured gas plant.

Northern Illinois Gas Company owned a multi-use reporting facility at 715 Parkwood Avenue in Romeoville, Illinois.  On September 9, 2010, an Enbridge pipeline located on Parkwood Avenue in the front of the Northern Illinois Gas Company’s facility ruptured resulting in 250,000 gallons of oil leaking into the surrounding area and the Northern Illinois Gas Company’s facility. On December 22, 2010, the Northern Illinois Gas Company transferred the facility and all related environmental liabilities to Enbridge under a confidential settlement agreement. Enbridge is remediating the oil leak under the U.S. EPA's oversight.

Northern Illinois Gas Company also owns a multi-use reporting facility at 750 North Elmhurst Road in Elk Grove Village, Illinois, at which soil is contaminated by petroleum products from a previously removed underground storage tank. Northern Illinois Gas Company has not received any damage claim or violation notice regarding this contamination, and Northern Illinois Gas Company intends to voluntarily remediate the contamination in early 2012.

Schedule 7.02

Liens

1.
Liens granted pursuant to that certain Trust Indenture and Security Agreement, dated as of May 15, 2001, between Horizon Pipeline Company, L.L.C., as the Company, and BNY Midwest Trust Company, as the Trustee, as amended, restated, modified, renewed, refunded, replaced or refinanced.

2.
Liens granted pursuant to that certain Indenture, dated as of January 1, 1954, between Commonwealth Edison Company and Continental Illinois National Bank and Trust Company of Chicago, as amended, restated, modified, renewed, refunded, replaced or refinanced.

Schedule 7.08

Agreements Prohibiting or Limiting Liens or Subsidiary Distributions

1.
Indenture, dated December 1, 1989, as amended, between Atlanta Gas Light Company and The Bank of New York Mellon, as successor trustee, pursuant to which Atlanta Gas Light Company issued its medium term notes.

2.
Loan Agreement, dated June 1, 1996, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority, as amended by that certain First Amendment to Loan Agreement, dated September 1, 2010, pursuant to which Pivotal Utility Holdings Inc. (f/k/a NUI Utilities, Inc.) issued $39.0 million bonds, due June 1, 2026.

3.
Loan Agreement, dated December 1, 1998, between NUI Utilities, Inc. (f/k/a NUI Corporation) and New Jersey Economic Development Authority, pursuant to which NUI Utilities issued $40.0 million 5.25% bonds due November 1, 2033.

4.
Amended and Restated Loan Agreement, dated February 1, 2013, between Pivotal Utility Holdings, Inc. and Brevard County, FL, pursuant to which Pivotal Utility Holdings, Inc. issued $20 million bonds due October 1, 2024.

5.
Loan Agreement, dated May 1, 2005, between Pivotal Utility Holdings, Inc. and New Jersey Economic Development Authority, as amended by that certain First Amendment to Loan Agreement, dated June 1, 2008, and by that certain Second Amendment to Loan Agreement, dated September 1, 2010, pursuant to which Pivotal Utility Holdings, Inc. issued $46.5 million bonds due October 1, 2022.

6.
Loan Agreement, dated May 1, 2007, between Pivotal Utility Holdings, Inc. (f/k/a NUI Utilities, Inc. and NUI Corporation) and New Jersey Economic Development Authority, as amended by that certain First Amendment to Loan Agreement, dated June 1, 2008, and by that certain Second Amendment to Loan Agreement, dated September 1, 2010, pursuant to which NUI Utilities issued $54.6 million bonds due June 1, 2032.

7.
Reimbursement Agreement dated October 14, 2010, by and among Pivotal Utility Holdings, Inc., as Borrower, AGL Resources Inc., as Guarantor and JPMorgan Chase Bank, N.A. as Administrative Agent and Lender, as amended by that certain First Amendment to Reimbursement Agreement dated December 17, 2010, as further amended by that certain Second Amendment to Reimbursement Agreement dated August 11, 2011, as further amended by that certain Third Amendment to Reimbursement Agreement, dated as of May 21, 2012, and as further amended pursuant to that certain letter agreement dated as of February 26, 2013, pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 2 above was executed.  This Reimbursement Agreement shall be terminated on or around March 25, 2013.

8.
Reimbursement Agreement dated October 14, 2010, by and among Pivotal Utility Holdings, Inc., as Borrower, AGL Resources Inc., as Guarantor and JPMorgan Chase Bank, N.A. as Administrative Agent and Lender, as amended by that certain First Amendment to Reimbursement Agreement dated December 17, 2010, as further amended by that certain Second Amendment to Reimbursement Agreement dated August 11, 2011, as further amended by that certain Third Amendment to Reimbursement Agreement, dated as of May 21, 2012, and as further amended pursuant to that certain letter agreement dated as of February 26, 2013, pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 6 above was executed.  This Reimbursement Agreement shall be terminated on or around March 25, 2013.

9.
Reimbursement Agreement dated as of October 14, 2010, by and among Pivotal Utility Holdings, Inc., as Borrower, AGL Resources Inc., as Guarantor and The Bank of Tokyo-Mitsubushi UFJ, Ltd., New York Branch, as Administrative Agent and Lender, as amended by that First Amendment to Reimbursement Agreement dated December 17, 2010, as further amended by that certain Second Amendment to Reimbursement Agreement dated August 11, 2011, as further amended by that certain Third Amendment to Reimbursement Agreement, dated as of May 21, 2012, and as further amended pursuant to that certain letter agreement dated as of February 26, 2013, pursuant to which direct pay letters of credit will be posted to support the bonds for which the Loan Agreement referred to in item 5 above was executed.  This Reimbursement Agreement shall be terminated on or around March 25, 2013.

10.
Master Program Agreements, Consent and Assignment Agreements, Loan Agreements or other similar financing documents pursuant to which lending institutions lend money to subsidiaries of Holdings to finance capital improvements made to departments, instrumentalities, agencies, and other entities of the United States government by such Holdings subsidiaries pursuant to government area-wide contracts, such loans being secured by liens on accounts receivable payable by the U.S. Government to Holdings or Holdings subsidiaries.

11.
Credit Agreement, dated December 15, 2011, among Northern Illinois Gas Company, as Borrower, the Lenders from time to time party thereto, and SunTrust Bank, as Administrative Agent and any renewal, extension, refinancing or replacement thereof, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities or preferred equity) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under a credit or other agreement or an indenture).

12.
Amended and Restated Credit Agreement, dated November 10, 2011, among AGL Resources, as Guarantor, AGL Capital Corporation, as Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and any renewal, extension, refinancing or replacement thereof, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities or preferred equity) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under a credit or other agreement or an indenture).

13.
Bank Rate Mode Covenants Agreement, dated as of February 26, 2013, among Holdings, Pivotal Utility Holdings, Inc., the several purchasers from time to time parties thereto and SunTrust Bank, as administrative agent.

14.
Trust Indenture and Security Agreement dated May 15, 2001, between Horizon Pipeline Company, L.L.C, as the Company, and BNY Midwest Trust Company, as the Trustee, amended, restated, modified, renewed, refunded, replaced or refinanced.

15.
Indenture dated January 1, 1954, between Commonwealth Edison Company and Continental Illinois National Bank and Trust Company of Chicago, as amended, restated, modified, renewed, refunded, replaced or refinanced.

16.
Note Purchase Agreement dated August 31, 2011, among AGL Capital, Holdings and the respective purchasers named therein pursuant to which AGL Capital issued the private placement notes described therein on October 27, 2011.